Exhibit 23.4
[Letterhead of Ryder Scott Company, L.P.]
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Registration Statement on Form S-1 of ECA Marcellus Trust I and Energy Corporation of America and the related prospectus that is a part thereof. We hereby further consent to the use in such Registration Statement and prospectus of information contained in our report setting forth the estimates of reserves and revenues from ECA Marcellus Trust 1 and the Underlying Properties as of March 31, 2010, and Energy Corporation of America as of June 30, 2006 — 2009 and December 31, 2009.
We further consent to the reference to this firm under heading “EXPERTS”.

Very truly yours,
/s/ Ryder Scott Company, L.P.
Ryder Scott Company, L.P.

March 31, 2010